Exhibit 99.1

Keating Capital’s First Portfolio Company Completes IPO

NeoPhotonics raises $82.5 million and lists on New York Stock Exchange

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--February 2, 2011--Keating Capital, Inc. announced today that its first portfolio company, NeoPhotonics Corporation, completed an initial public offering of its common stock and is now listed on the New York Stock Exchange under the ticker symbol NPTN. NeoPhotonics sold 7.5 million shares of its common stock at a price of $11.00 per share. Bank of America Merrill Lynch and Deutsche Bank Securities were the lead underwriters.

Keating Capital acquired 10,000 shares of NeoPhotonics’ Series X convertible preferred stock in January 2010 for $1,000,000. Prior to the IPO, Keating Capital’s preferred shares converted into 160,000 shares of NeoPhotonics’ common stock. These common shares are subject to a customary 180-day lockup provision.

NeoPhotonics (www.NeoPhotonics.com) is a developer and vertically integrated manufacturer of photonic integrated circuit (PIC)-based components, modules and subsystems for use in telecommunications networks. NeoPhotonics’ products include active semiconductor, passive PLC and MEMS multi-dimensional switching functions in a single product. This integration is enabled by nanomaterials and nanoscale design and fabrication technologies. NeoPhotonics maintains headquarters in San Jose, California, and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley and Shenzhen, China.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's late stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” in Keating Capital’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2010 and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com